EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-208314) and Form S-8 (File No. 333-221566) of our report dated March 7, 2018 relating to the consolidated financial statements of Acer Therapeutics Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Acer Therapeutics Inc. for the year ended December 31, 2017.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

March 7, 2018